EXHIBIT 8(a)
[WLRK Letterhead]
February 17, 2009
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of M&T Bank Corporation, a New York corporation (“M&T”), including the proxy statement of Provident Bankshares Corporation, a Maryland corporation (“Provident”), forming a part thereof, relating to the proposed merger of Provident with and into First Empire State Holding Company, a Maryland corporation and wholly owned direct subsidiary of M&T.
     We have participated in the preparation of the discussion set forth in the section entitled “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz